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                                                                      EXHIBIT 99

                         [MSX INTERNATIONAL LETTERHEAD]


FOR IMMEDIATE RELEASE
RELEASE DATE:  AUGUST 9, 2000                   BRUCE WAGNER - MEDIA
                                                MSX INTERNATIONAL
                                                248-844-4129
                                                bwagner@msxi.com

                                                DAVID CRITTENDEN - FINANCIAL
                                                MSX INTERNATIONAL
                                                248-299-1077
                                                dcrittenden@msxi.com

                                                ALBERTO NOTARBARTOLO DI FURNARI
                                                OFFICE OF EXTERNAL RELATIONS
                                                PROTOTIPO HOLDING BV
                                                39 0335 800 47 42
                                                GIULIA AUTELLI
                                                39 011 669 52 43

MSX INTERNATIONAL, INC. ANNOUNCES STRATEGIC COLLABORATION WITH PROTOTIPO HOLDING BV

AUBURN HILLS, MICHIGAN, DATE (08/09/00) -- MSX International, Inc. announced today that it has entered into a close collaboration with Prototipo Holding BV, the Netherlands-based parent of Prototipo S.p.A. of Turin, Italy and Gemana S.A. of Lugano, Switzerland. To secure the union, MSX International has agreed to acquire an equity position in fast-growing Prototipo, which recorded 1999 revenues of about $25 million.

In Italy, Prototipo provides testing, prototyping, styling and other development services for transportation and industrial manufacturing customers, including automotive, truck and tire manufacturers. The company operates the Nardo proving ground in Southern Italy, which includes Europe's largest all-weather test track. The facility, including a 7.8 mile circumference, high-speed ring track, is the largest of its type not owned by an automotive manufacturer. With additional operations elsewhere in Europe and in Brazil, Prototipo provides a variety of testing, product development and other technology-oriented business services.

"Prototipo is very complementary to MSX International's engineering services business. The combination of Prototipo's capabilities with MSX International enhances our global engineering services capability by formalizing our ability to deliver testing and validation services," said John Risk, President and COO of MSX International's Engineering Operations. "Their testing services are compatible with the engineering and design services for which we are recognized. We believe their association with MSX International will allow them to continue their rapid growth as a leading testing company. We also anticipate significant business development opportunities as we introduce our customers to Prototipo's capabilities."

"We are totally committed to the success of this new arrangement, and we consider ourselves as partners," said Domenico Reviglio, President and CEO of Prototipo. "As an entrepreneurially-focused company, Prototipo is keen to build on the relationship we have developed with MSX International. We have a common vision of delivering advanced, full-service solutions to our global customers."

Prototipo's Web site can be visited at http://www.prototipo.org.




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MSX International, headquartered in Auburn Hills, Michigan, is a leading, global provider of technology-driven business services which enable customers to significantly improve their competitive advantage. With annual sales exceeding
$1 billion, MSX International deploys more than 17,000 professional staff and contract personnel at over 85 operating locations in 23 countries. Visit our Web site at http://www.msxi.com.

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This document contains statements that constitute "forward-looking statements"
within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties. Actual results may vary materially from those in the forward-looking statements as a result of any number of factors, many of which are beyond the control of management. These important factors are discussed in MSX International's filings with the Securities and Exchange Commission.











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